Exhibit 23.2

KPMG LLP Suite 1100 1000 Walnut Street Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2025, except for Notes 21 and 22, as to which the date is April 28, 2025, and Note 23, as to which the date is October 10, 2025, with respect to the consolidated financial statements of Central Bancompany, Inc., incorporated herein by reference.

/s/KPMG LLP

Kansas City, Missouri

November 25, 2025